EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                                                    Sharmila Rao
                                        Vice President, Corporate Communications
                                                                    937.291.8282
                                                        sharmila.rao@mcsinet.com

                MCSi ANNOUNCES EXTENSION OF FORBEARANCE AGREEMENT
                                WITH LENDER GROUP

DAYTON, OHIO - May 2, 2003 - MCSi, Inc. announced today that that the lenders under its secured credit facility have agreed to extend their forbearance agreement until May 30, 2003, as they continue to work with MCSi to develop a longer term restructuring plan. MCSi cannot assure that it will be successful in developing such a restructuring plan on acceptable terms. If unsuccessful, following expiration of the forbearance period, the lenders will be entitled to exercise certain remedies, including an acceleration of all amounts due under the credit facility, as a result of certain defaults under the credit agreement.

Gordon Strickland, MCSi's President and Chief Executive Officer, stated: "We are making progress in developing a long-term restructuring plan with our lenders, as we work to rebuild the confidence of our customers and suppliers and execute our restructuring initiatives. This extension of the forbearance period, we believe, indicates our lenders' confidence that we will be successful in our efforts."

Separately, MCSi announced the completion of the investigation conducted by special counsel regarding certain allegations relating to the Company and certain former members of senior management. MCSi's new management and audit committee are continuing to investigate these and other allegations relating to the Company's financial reporting. Until this additional investigation is completed, investors should not rely on MCSi's historical financial information, including the unaudited information included in MCSi's press release dated February 26, 2003 and filed on a Current Report on Form 8-K dated such date and the other 2002 quarterly and other financial information included in MCSi's reports filed with the SEC. MCSi continues to cooperate with the pending SEC investigation, as previously disclosed.

About MCSi

MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge three key industries: audio-visual systems, broadcast media and computer technology, combined with design-build and engineering expertise, computer networking and configuration services, an extensive product line, and quality technical support services, has given


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MCSi a distinct advantage in the systems integration marketplace and has contributed to the dramatic growth of the Company.

MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic and strong relationships maintained with manufacturers and technology leaders. With the largest selection of audio-visual/presentation, computer, and office automation products and the legacy of technical support and field service at various locations across the U.S.A. and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform. Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, whether the Company will be successful in reaching an acceptable plan of restructuring with its lenders, general economic conditions, industry trends, factors relative to its concentration on the audio-visual systems integration industry, actions of competitors, MCSi's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, pending investigations and/or litigation, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risk relating to its international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended September 30, 2002.


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